EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Names Dennis Parodi, COO, New York Design Center, Assumes Sr. VP, Real Estate Role,
 and Names Michael Leedy Chief Marketing Officer

Warrendale, PA, May 25, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) names Dennis Parodi, Senior Vice President of Real Estate, replacing George Sappenfield, who resigned from the position. Mr. Parodi joined American Eagle in March of 2003. Mr. Parodi will assume responsibility for Real Estate in addition to his current role in New York as COO/VP of the New York office, and will report to Jim O'Donnell, Chief Executive Officer.

The Company also names Michael Leedy Chief Marketing Officer, replacing Michael Tam, who resigned from the position. Mr. Leedy will assume responsibility for Marketing in addition to his role in Strategic Planning and E-Commerce, and will report to Jim O'Donnell, Chief Executive Officer.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 749 AE stores in 49 states, the District of Columbia and Puerto Rico, 64 AE stores in Canada, and 108 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857